                                                                  EXHIBIT 12 (b)
                           J. C. Penney Company, Inc.
                          and Consolidated Subsidiaries

           Computation of Ratios of Available Income to Fixed Charges

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

                                                                                                                       53 Weeks
                                                                              52 Weeks Ended                            Ended
                                                       ----------------------------------------------------------------------------
($ Millions)                                             01/25/97       01/27/96        01/28/95       01/29/94        01/30/93
                                                       -------------  --------------  -------------  -------------  ---------------
Income from continuing operations                      $   899         $ 1,333         $ 1,696        $ 1,550         $ 1,245
      (before income taxes and
      capitalized interest)

Fixed charges

Interest (including capitalized interest) on:

      Operating leases                                     110             102              95             97              96
      Short term debt                                      102             129              92             43              43
      Long term debt                                       312             254             225            246             281
      Capital leases                                         6               6               7              9              10
      Other, net                                            14               1              (1)             0              16
                                                       -------         -------         -------        -------         -------
Total fixed charges                                        544             492             418            395             446

                                                       -------         -------         -------        -------         -------
Total available income                                 $ 1,443         $ 1,825         $ 2,114        $ 1,945         $ 1,691
                                                       =======         =======         =======        =======         =======
Ratio of available income to combined
      fixed charges and preferred stock
      dividend requirement                                 2.7             3.7            5.1             4.9             3.8
                                                       =======         =======         =======        =======         =======

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The interest  cost of the LESOP notes  guaranteed by the Company is not included in fixed charges above.